UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2005

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-09992	04-2564110

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
160 Rio Robles
San Jose, California 95134
(Address of principal executive offices, including zip code)
(408) 875-3000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On November 4, 2005, upon recommendation from the Compensation Committee, the Board of Directors of KLA-Tencor Corporation (the “Company”) implemented changes to the compensation for non-employee members of the Board as follows:
1.	Decreased annual option grant from 10,000 shares of the Company’s common stock to 5,000 shares of the Company’s common stock, granted quarterly;

2.	Annual grant of restricted stock units (“RSUs”) with a value of $50,000 that vest after one year but the shares underlying such RSUs are not delivered to the Director until three years from the date of grant. In the event of a Director’s retirement, death or disability, the RSUs will immediately vest and be delivered. In the event a Director fails to be re-elected, the shares will be immediately delivered. In the event a Director resigns, he or she shall forfeit all of his/her unvested shares; provided, however, that a committee of the Board of Directors will be permitted to determine whether or not to accelerate vesting on a portion of such shares to reflect partial year service to the Board and the delivery of shares, if any, would not be accelerated; and

3.	Committee chair retainer of $10,000 for each of the three Committee chairs plus an additional annual option grant of 2,500 shares of the Company’s common stock for the Chair of the Audit Committee which is granted annually and is fully vested at the time of issuance.
In addition, the Chairman of the Board will be entitled to receive the annual grant of RSU’s with the same vesting and delivery conditions as all other non-employee Directors.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION
Date: November 8, 2005	By:	/s/ John H. Kispert
JOHN H. KISPERT
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER